CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Financial Highlights" in the Prospectus and "Counsel and Independent Registered Public Accounting Firm" in the Statement of Additional Information and to the incorporation by reference in Post-Effective Amendment No. 160 to the Registration Statement (Form N-1A Nos. 33-51061  and 811-7123) of our report dated December 28, 2018 on the financial statements and financial highlights of BNY Mellon Sustainable Balanced Fund (formerly, Dreyfus Global Multi-Asset Income Fund) (one of the series comprising Advantage Funds, Inc.) (the “Fund”) included in the Fund’s annual report for the fiscal year ended October 31, 2018.

                                                                                                /s/ ERNST & YOUNG LLP

New York, New York

March 25, 2019